Exhibit 11

SULLIVAN &                                                 Sullivan & Worcester LLP                         T 202 775 1200
WORCESTER                                                   1666 K Street, NW                              F 202 293 2275

Washington, DC 20006                                        www.sandw.com

September 30, 2009

MEMBERS Mutual Funds
550 Science Drive
Madison, Wisconsin 53711

Ladies and Gentlemen:

We have been requested by MEMBERS Mutual Funds, a Delaware statutory trust with transferable shares (the "Trust") established under a Declaration of Trust dated May 16, 1997, as amended by an Amended and Restated Declaration of Trust dated May 29, 2008 (collectively, the "Declaration"), for our opinion with respect to certain matters relating to the MEMBERS Small Cap Value Fund (to be renamed the MEMBERS Small Cap Fund) (the "Acquiring Fund"), a series of the Trust. We understand that the Trust is about to file a Registration Statement on Form N-14 for the purpose of registering shares of the Trust under the Securities Act of 1933, as amended (the "1933 Act"), in connection with the proposed acquisition by the Acquiring Fund of all of the assets of MEMBERS Small Cap Growth Fund (the "Acquired Fund"), also a series of the Trust, in exchange solely for shares of the Acquiring Fund and the assumption by the Acquiring Fund of the liabilities of the Acquired Fund pursuant to an Agreement and Plan of Reorganization, the form of which is included in the Form N-14 Registration Statement (the "Plan").

We have, as special counsel, participated in various business and other proceedings relating to the Trust. We have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, documents and other instruments, and certificates or comparable documents of public officials and of officers and representatives of the Trust, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as the basis for the opinions expressed herein.

We are admitted to the Bar of The Commonwealth of Massachusetts and generally do not purport to be familiar with the laws of the State of Delaware. Insofar as any opinions set forth herein relate to Chapter 38 of Title 12 of the Delaware Code Annotated, as amended, entitled “Treatment of Delaware Statutory Trusts” (the “Delaware statutory trust law”), such opinions are based, with your approval, solely upon our examination of the Delaware statutory trust law and our understanding of analogous provisions of the common law in effect in The Commonwealth of Massachusetts.

Based upon the foregoing, it is our opinion that the shares of the Acquiring Fund currently being registered, when issued in accordance with the Plan and the Trust's Declaration, will be legally issued, fully paid and non-assessable by the Trust, subject to compliance with the 1933 Act, the Investment Company Act of 1940, as amended, and applicable state laws regulating the offer and sale of securities.

We hereby consent to the filing of this opinion with and as a part of the Registration Statement on Form N-14. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/SULLIVAN & WORCESTER LLP
SULLIVAN & WORCESTER LLP

(W0188199)